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                U.S. SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                                FORM 3

       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

======================================================================
1. Name and Address of Reporting Person

 Northport Management Group, Inc.
- --------------------------------------------------------------------
   (Last)               (First)                 (Middle)

 607 S. Garland
----------------------------------------------------------------------
                       (Street)

 Overton, Texas   75684
----------------------------------------------------------------------
   (City)               (State)                 (Zip)


======================================================================
2. Date of Event Requiring Statement (Month/Day/Year)

   June 24, 1997
======================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Issuer Name and Ticker or Trading Symbol

   ENVIRONMENTAL PLUS, INCORPORATED  (ENVP)
======================================================================
5. Relationship of Reporting Person to Issuer
 (Check all applicable)

 [   ]   Director                     [ X ]   10% Owner
 [   ]   Officer (give title below)   [   ]   Other (specify below)


                     -------------------
======================================================================
6. If Amendment, Date of Original (Month/Year)


======================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

    X  Form filed by One Reporting Person
   ---
       Form filed by More than One Reporting Person
   ---



=================================================================================================================================
Table I -- Non-Derivative Securities Acquired, Disposed of,
                           or Beneficially Owned
=================================================================================================================================





                                   2. Amount of Securities            3.  Ownership Form               4.  Nature of Indirect
1. Title of Security               Beneficially Owned                 Direct (D) or Indirect(I)        Beneficial Ownership
(Instr. 3)                         (Instr. 4)                         (Instr. 5)                       Instr. 5)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock                       11,652,500                              D
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

=================================================================================================================================


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly



Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls warrants, options, convertible securities)

=========================================================================================================================

                2.                        3.                                                  5.
                Date Exercisable          Title and Amount of Securities                      Ownership Form   6.
1.              and Expiration Date       Underlying Derivative Security     4.               of Derivative    Nature of
Title of        -------------------       ------------------------------     Conversion or    Security         Indirect
Derivative      Date        Expira-                            Amount or     Exercise Price   Direct (D) or    Beneficial
Security        Exer-       tion                               Number of     of Derivative    Indirect (I)     Ownership
(Instr. 4)      cisable     Date                Title          Share         Security         (Instr. 5)       (Instr. 5)
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

=========================================================================================================================


Explanation of Responses:



/s/ J.D. Davenport, President                              6/30/97
-----------------------------------------------        ---------------
      **Signature of Reporting Person                        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

Potential Persons who are to respond to the collecion of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.